Exhibit 10.18.1

LCC International, Inc.
   7925 Jones Branch Drive
   McLean, Virginia 22102
   (703) 873-2000 (Tel)
   (703) 873-2100 (Fax)

October 6, 2003

Mike McNelly
27401 Los Altos, Suite 220
Misson Viejo, California 92691

Re: Employee Agreement on Ideas Inventions and Confidential Information

Dear Mike,

The employment letter entered into on February 14, 2000 (the “Employment Letter”) between LCC International, Inc. (the “Company”) and you indicates that your offer of employment is contingent upon your signing an “Employee Agreement on Ideas, Inventions and Confidential Information.” This letter agreement is to confirm the agreement of the parties that the Employee Agreement on Ideas, Inventions and Confidential Information dated July 20, 1998 between the Company and you (the “Original IIC Agreement”) satisfies the contingency noted above that is contained in the Employment Letter and that you are and have been bound by the terms and conditions set forth in the Original IIC Agreement to the same extent as you would have been had you executed a new Employment Agreement on Ideas, Inventions and Confidential Information (as originally modified) at the time you entered into the Employment Letter.

This letter will also confirm that you did not take advantage of the company’s offer to provide you with a loan to purchase LCCI stock, as mentioned in your Employment Letter, and that the parties have agreed that the loan provision has been terminated and is no longer in effect.

Very truly yours,

/s/ Peter A. Deliso
LCC International, Inc.

Agreed and accepted as of the date first written above

/s/ Michael S. McNelly
Michael S. McNelly